TURBODYNE TECHNOLOGIES, INC.

6155 Carpinteria Avenue	TEL: 805-684-4551
Carpinteria, California 93013	FAX: 805-566-3499

October 4, 2004
OTC BB: TRBD
BERLIN: TUD

FOR IMMEDIATE DISSEMINATION

Turbodyne announces completion of its Turbopac product development and a launch date of November 2, at SEMA in Las Vegas.

CARPINTERIA, CALIFORNIA – October 4, 2004 – Turbodyne Technologies, Inc. (OTCBB:TRBD, Berlin: TUD) (the “Company”) issued the following report today, to update the status of its affairs:

The Company announced today that it has completed the development of two next generation models of its patented electronic boosting system, the Turbopac™ system, and now has production configuration products available to take to market. The Model 800 Turbopac is intended for truck and bus engines from 6-11 liters in displacement, and the Model 801 is intended for passenger car engines up to 3.5 liters in displacement.

The Turbopac™ system delivers nearly instantaneous increased intake-manifold pressure for internal combustion engines, improving responsiveness and torque at low engine speeds, and reducing turbocharger spooling time. The Company intends to launch an aggressive marketing campaign and unveil these new products at the Specialty Equipment Manufacturers Association (“SEMA”) Convention in Las Vegas, Nevada, on November 2 to 5, 2004.

David Willett, COO, also intends to travel to Europe in November after the convention, to take and demonstrate the product to several potential European customers.

About Turbodyne

Turbodyne Technologies Inc. is a leading engineering company in the design and development of electronic charging technology to enhance the performance of internal combustion engines. The Company’s technology is based upon high-speed, high-power, electronically commutated electric motors and high density power-electronics.

Integrating this technology into conventional turbocharging systems produces the Turbopac™ system, which eliminates the fundamental problems associated with “turbo-lag” on vehicles equipped with turbocharged engines. Turbodyne’s prime target markets are the automobile manufacturers and the after-market. Further information on Turbodyne can be found at www.turbodyne.com.

TURBODYNE TECHNOLOGIES, INC

Andrew Martyn-Smith, President & CEO

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements include the inability of the Company to meet requirements under licensing agreements, complete development or commercialization of its TurboPac products or obtain orders from customers.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.